Exhibit p.10

Code of Ethics

Code of Ethics

Table of Contents

1	Introduction: Two Sigma Investments, LP	4

2	Code of Ethics	5

2.1	Policy Overview	5

2.2	Definitions	5

2.3	Policy Statement	8

2.4	Applicability of the Code of Ethics	9

2.5	Regulatory Requirements - Accounts and Holdings Reporting	9

2.5.1	Initial Accounts and Holdings Report (Upon Hire)	9

2.5.2	Quarterly Transaction Report	9

2.5.3	Annual Holdings Report	9

2.6	Adviser Requirements - Accounts and Holdings Reporting	9

2.6.1	Approved Brokers	9

	Accounts Held at Non-Approved Brokers	10

	Exemptions to the Approved Brokers List	10

2.6.2	Opening a New Reportable Account	10

2.6.3	Reporting an Account Closure	10

2.6.4	Managed Accounts	10

2.6.5	Employer Sponsored Retirement Plans	11

2.6.6	Non-Traditional Reportable Account Types	11

	Accounts at Robo-Advisers	11

	Peer-to-Peer (P2P) Lending Accounts	11

2.6.7	Life Events	11

	Life Events that Result in the Addition of a New Covered Person	11

	Life Events that Result in the Removal of a Covered Person	11

2.7	Personal Trading	12

2.7.1	Trade Pre-Clearance in Reportable Securities	12

	Excessive Trading Prohibition	12

	Short Term Trading Prohibition (30 Day Holding Period)	12

	Initial Public Offerings (IPOs)	13

2.7.2	Transfer of Holdings in Reportable Securities	13

2.7.3	Employee Stock Purchase Plans (ESPPs)	13

2.7.4	Pre-Clearance for Private Investments/Private Placements	13

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Code of Ethics

2.8	Cryptocurrencies	13

2.8.1	Reportable Cryptocurrency Accounts	13

2.8.2	Initial Accounts and Holdings Report (Upon Hire)	13

2.8.3	Quarterly Transaction Report	14

2.8.4	Annual Holdings Report	14

2.8.5	Opening a New Reportable Cryptocurrency Account	14

2.8.6	Reporting a Reportable Cryptocurrency Account Closure	14

2.8.7	Trade Pre-Clearance in Reportable Cryptocurrencies	14

	Initial Coin Offerings (ICOs)	14

	Cryptocurrency derivatives	14

	Cryptocurrencies on the Reportable Cryptocurrency wiki	15

	Excessive Trading Prohibition	15

	Short Term Trading Prohibition (30 Day Holding Period)	15

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Code of Ethics

1 Introduction: Two Sigma Investments, LP

Code of Ethics for Two Sigma Investments, LP (“Adviser”).

Introduction: Two Sigma Investments, LP – 4

Code of Ethics

2 Code of Ethics

2.1 Policy Overview

As a registered investment adviser, the Adviser is required to establish and maintain policies and procedures reasonably designed to prevent violations of the Advisers Act and other rules and regulations. Rule 204A-1 of the Advisers Act specifically provides that a registered investment adviser must establish, maintain and enforce a written code of ethics.

Registered investment advisers are required, under Rule 204A-1 of the Advisers Act, to maintain and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI. Rule 204A-1 thereunder provides that a registered investment adviser’s code of ethics must include requirements that certain advisory personnel report personal securities trading to provide a mechanism for the registered investment adviser to identify improper trades or improper patterns of trading. The rule was designed, in part, to prevent the misuse of MNPI, including the misuse of MNPI about a registered investment adviser’s securities recommendations, and client securities holdings and transactions.

This Code also sets forth procedures designed to aid the Adviser in complying with other federal securities laws.

2.2 Definitions

For the purposes of this policy:

“Access Person” shall mean a Supervised Person of the Adviser (1) who has access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding portfolio holdings or (2) who is involved in making securities recommendations to Clients (or who has access to such recommendations that are non-public). For purposes of the Adviser’s Code of Ethics and Compliance Manual, the Adviser deems partners, officers, directors, employees and certain Temporary Workers to be Access Persons, unless exempted by the Chief Compliance Officer (the “CCO”) or their designee. All directors, officers and partners are presumed by the Advisers Act to be Access Persons.

For any Temporary Worker who is a Supervised Person, the Adviser will identify certain factors to be used in its determination of whether such a person (1) has access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding portfolio holdings or (2) is involved in making securities recommendations to Clients (or who has access to such recommendations that are nonpublic). Notwithstanding the definition above, the CCO or their designee has the discretion to designate any person as an Access Person.

In addition, for the avoidance of doubt, Access Persons also include the designated personnel of certain affiliates of the Adviser, including but not limited to, personnel of Two Sigma International Limited identified as Approved Persons who provide investment advisory services to the Adviser pursuant to a Participating Affiliate Arrangement, as well as other designated personnel of Two Sigma Japan and Two Sigma Asia Pacific Limited.

“Advisers Act” shall mean the Investment Advisers Act of 1940.

“Approved Brokers” shall include any broker that has an electronic data feed established with the Adviser. Please visit the Approved Broker wiki for a current list of Approved Brokers.

“Approved Robo-Advisors” shall include Robo-Advisors that Compliance has deemed as Managed Accounts. Please visit the Approved Robo-Advisor wiki for a current list of Approved Robo-Advisors.

“Automatic Investment Plan (“AIP”)” shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan (commonly referred to as a “DRIP”). Please note, however, that the establishment of, cancellation of or making changes to an AIP must be precleared by the CCO. New Adviser employees must identify any existing AIPs within ten (10) calendar days after they commence work with the Adviser.

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Code of Ethics

“Client” shall mean the Adviser’s funds and other accounts managed by the Adviser.

“Code” shall mean the Adviser’s Code of Ethics.

“Covered Accounts” shall mean the aggregate of an Access Person’s and his or her Covered Person’s Reportable Accounts.

“Covered Person” shall mean:

•	Access Person’s spouse or domestic partner (other than a legally separated or divorced spouse) and/or minor children;

•	Any immediate family members who live in the Access Person’s household;

•

Any persons to whom the Access Person provides primary financial support and either (i) whose financial affairs the Access Person controls or (ii) for whom the Access Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Access Person or any of the persons above has a 25% or greater beneficial interest or in which the Access Person exercises effective control.

“Cryptocurrency” shall mean a digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank (e.g., Bitcoin, Ethereum, LiteCoin).

“Dividend Reinvestment Plans (DRIP)” shall mean an account offered by a corporation that allows investors to reinvest their cash dividends by purchasing additional shares or fractional shares on the dividend payment date.

“Electronic Data Feeds” shall mean electronic data surveillance feeds that Compliance has set up with Approved Brokers. These data feeds allow Compliance to monitor an Access Person’s Surveillance Required Accounts electronically, eliminating the need to collect physical account statements at quarter’s end.

“Employee Sponsored Retirement Plans” shall include 401(k), 401(a), 403(b), and pension accounts.

“Employee Stock Purchase Plan (ESPP)” shall mean a company-run program in which participating employees can purchase company shares at a discounted price. Employees contribute to the plan through payroll deductions.

“Full-Time Employee” shall mean any employee who works full-time at the Adviser.

“Initial Public Offering (IPO)” shall refer to the first time that the stock of a private company is offered to the public.

“Initial Coin Offering (ICO)” or initial currency offering shall mean a type of funding or raising of assets for a new cryptocurrency venture.

“Investment Management Agreement (IMA)” shall mean a formal arrangement between a financial adviser and an investor stipulating the terms under which the adviser is authorized to act on behalf of the investor to manage the assets listed in the agreement.

“Managed Account” shall mean any account where the Access Person and/or the Covered Person does not have any direct trade or investment authority over the account. For Managed Accounts, Compliance requires formal documentation that denotes the managed nature of the account.

“MNPI” Material Nonpublic Information (MNPI) is comprised of two separate elements:

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“Material Information” – Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision about a Security. Some examples include: earnings information, merger or acquisition proposals or agreements, joint ventures, major litigation and regulatory investigations, significant new products or discoveries (or problems with the same), changes to certain management personnel, directional changes to an analyst’s rating, liquidity issues, and bankruptcies. Access Persons should bear in mind that information need not be specific to a particular Security in order for it to be material to that Security (e.g., information may be material to other securities in a certain sector or industry), and that information relating to a particular Issuer can also be material to related Issuers (e.g., major suppliers, customers or related companies in a sector).

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Code of Ethics

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“Nonpublic Information” – Information is nonpublic if it has not been broadly disseminated or made available to investors in the marketplace (e.g., through a public regulatory filing, press release, major news publication, or shareholder materials). Information spread through rumors alone should not be interpreted as information that has been broadly disseminated to the marketplace.

“Peer-To-Peer (P2P) Lending” shall mean a method of debt financing that enables individuals to borrow and lend money without the use of an official financial institution as an intermediary.

“Private Investment” shall mean a financial investment in a non-public company.

“Private Placement” shall mean a capital raising event that involves the sale of securities to a relatively small number of select investors (e.g., investments in a private fund).

“Reportable Account” shall mean any account that has the ability to buy or sell securities where an Access Person and/or Covered Person has direct or indirect beneficial ownership. Reportable Accounts must be reported to Compliance.

“Reportable Cryptocurrency” shall mean any Initial Coin Offering, Cryptocurrency derivative (e.g., tokenized stock, Cryptocurrency future), or Cryptocurrency on the Reportable Cryptocurrency wiki. Holdings in Reportable Cryptocurrencies must be reported to Compliance upon hire and annually thereafter. Trades in Reportable Cryptocurrencies require trade pre-clearance prior to execution.

For the purposes of the Code, the following Cryptocurrencies are not considered Reportable Cryptocurrencies:

•	Bitcoin (BTC);

•	Bitcoin Cash (BCH);

•	Litecoin (LTC);

•	Ethereum (ETH); and

•	Cryptocurrencies not on the Reportable Cryptocurrency wiki

“Reportable Cryptocurrency Account” shall mean any account that holds Reportable Cryptocurrencies.

“Reportable Holding” shall mean any holding in a Reportable Security.

“Reportable Security” shall mean a security as defined in Section 202(a)(18) of the Advisers Act and is defined as: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘security’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except that it does not include:

- Direct obligations of the government of the United States;

- Money market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments. (““High quality short-term debt instrument”” is interpreted to mean any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization.); Shares issued by money market funds;

- Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a ““Reportable Fund””); - Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds; and

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Code of Ethics

- Such other instruments that the CCO may designate from time to time, including for purposes of an applicable regulatory requirement.

In addition, Reportable Security shall include any derivative, commodities or forward contracts relating thereto and also shall include any instrument traded by the Adviser for any of its Clients (i.e., certain foreign currencies, futures, options and derivatives in certain amounts). For greater clarity, and to ease administration of the Code, shares of any exchange traded fund (““ETF””) or any exchange traded note (““ETN””) (regardless of its form of organization, investment adviser, sub-adviser or principal underwriter) shall be considered to be Reportable Securities for all purposes under this Code.”

“Robo-Advisor” shall mean a digital platform that provide automated, algorithm-driven financial planning services with little to no human supervision. A typical robo-advisor collects information from clients about their financial situation and future goals through an online survey, and then uses the data to offer advice and/or automatically invest client assets. Certain robo-advisors are deemed Managed Accounts.

“Security” as defined in Section 202(a)(18) of the Advisers Act, shall mean “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.”

“Short Selling” shall mean the sale of a Security that is not owned by the seller, or that the seller has borrowed. Short selling is motivated by the belief that a Security’s price will decline enabling it to be bought back at a lower price to make a profit.

“Supervised Person” shall mean the Adviser’s partners, officers, directors, employees, or certain Temporary Workers who provide investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control (each, a “Supervised Person”).

•

For any Temporary Worker providing research- or modeling-related services to the Adviser, the Adviser will identify certain factors to be used in its determination of whether such a person is providing investment advice and subject to the Adviser’s supervision and control.

“Surveillance Required Account” shall mean any account that has the ability to hold and/or purchase/sell any Reportable Security and where investment discretion is held by the Access Person or Covered Person.

“Temporary Worker” shall mean any contractor or other non-employee of the Adviser that is providing services to the Adviser.

“Tokenized stock” shall mean a type of derivative that tracks the performance of an underlying publicly listed stock traded on exchanges using blockchain technology.

2.3 Policy Statement

The Adviser strongly believes high ethical standards are essential for the success of the Adviser and for maintaining the confidence of Clients. All personnel of the Adviser must act honestly and fairly in all respects of Client dealings.

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Code of Ethics

2.4 Applicability of the Code of Ethics

The Code applies to all Access Persons and Covered Persons of the Adviser. While generally not afforded, the CCO reserves the right to provide exceptions to any aspect of the Code of Ethics.

2.5 Regulatory Requirements - Accounts and Holdings Reporting

2.5.1 Initial Accounts and Holdings Report (Upon Hire)

Per Rule 204A-1 of the Advisers Act, Access Persons must submit a holdings report “no later than 10 days after becoming an access person and the information must be current as of a date no more than 45 days prior to the date they become an access person.”

Therefore, each Access Person must submit to Compliance a report of all Reportable Accounts and Reportable Holdings within ten (10) calendar days of starting employment at the Adviser. Reportable Holdings must be current as of a date no more than 45 days prior to the Access Person’s start date at the Adviser.

2.5.2 Quarterly Transaction Report

Per Rule 204A-1 of the Advisers Act, “each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.”

Therefore, each Access Person must submit a quarterly Reportable Securities transaction report, within thirty (30) calendar days of quarter end, for Surveillance Required Accounts.

If no transactions in Reportable Securities occurred during the previous calendar quarter, this must be expressly confirmed by the Access Person.

Surveillance Required Accounts that are maintained on the Electronic Data Feed for the entirety of the prior calendar quarter do not require additional reporting at the end of the calendar quarter. However, if there is a time gap between an Access Person’s start date or date of a new account opening and the date on which such account is added to the Electronic Data Feed, account statements may still need to be provided by Access Person manually to Compliance for the gap period at quarter’s end for Surveillance Required Accounts.

2.5.3 Annual Holdings Report

Per Rule 204A-1 of the Advisers Act, Access Persons must submit a holdings report “at least once in each 12-month period and the information must be current as of a date no more than 45 days prior to the date the report was submitted.”

Therefore, on an annual basis, each Access Person must submit an annual accounts and holdings report to Compliance. The annual accounts and holdings report is comprised of Reportable Accounts and Reportable Holdings as of September 30 (if September 30 is not a trading day, the last trading day before September 30 will be used). In addition to submission of the annual report, Access Persons will be prompted annually to attest to their accounts and holdings by November 15.

2.6 Adviser Requirements - Accounts and Holdings Reporting

2.6.1 Approved Brokers

The Adviser has Electronic Data Feeds established with many brokers; these brokers are deemed Two Sigma Approved Brokers. These data feeds allow Compliance to surveil and monitor Surveillance Required Accounts electronically rather than requiring the manual collection and review of personal account statements.

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Accounts Held at Non-Approved Brokers

Compliance requires that Access Persons and their Covered Persons maintain Surveillance Required Accounts at Approved Brokers. Surveillance Required Accounts that are not held at Approved Brokers will generally not be approved by Compliance. If an account is not approved by Compliance, Access Persons and Covered Persons will be required to liquidate or transfer the account holdings to an Approved Broker and close the non-approved account within sixty (60) calendar days of the account being denied by Compliance.

If the account belongs to a Covered Person, the Access Person has the responsibility of informing the Covered Person that the holdings must be transferred or liquidated, and closed within sixty (60) calendar days of the account being denied by Compliance. If the closure of a non-approved account requires the liquidation of Reportable Securities, these transactions will require trade pre-clearance from Compliance.

Exemptions to the Approved Brokers List

Exemptions to the Approved Brokers list include:

•	Accounts that are not Surveillance Required Accounts are not subject to the Approved Broker list;

•	Approved Managed Accounts are not subject to the Approved Broker list;

•	Covered Persons’ Employer Sponsored Retirement Accounts are not subject to the Approved Broker list;

•	Interns and certain Temporary Workers are not subject to the Approved Broker list; and

•	Access Persons whose Two Sigma work location is outside of the U.S. (e.g., TSIL employees, TSAP employees, TSJ employees) are not subject to the Approved Broker list.

2.6.2 Opening a New Reportable Account

Per the Code, when an Access Person or a Covered Person opens a new Reportable Account, that account must be reported to Compliance within ten (10) calendar days of the account opening date.

New Reportable Accounts that are also Surveillance Required Accounts may be opened and maintained only at Approved Brokers.

2.6.3 Reporting an Account Closure

Access Persons should notify Compliance promptly once a Reportable Account is closed.

2.6.4 Managed Accounts

Managed Accounts are considered Reportable Accounts for Compliance purposes (i.e., Managed Accounts require reporting to Compliance).

For Managed Accounts where the Access Person and/or Covered Person does not have trade or investment discretion over the securities transactions for the account (i.e., the investment decisions for the account are made by an outside adviser), the Access Person must provide Compliance with supporting documentation from the outside adviser denoting the account as fully managed. This supporting documentation should clearly denote that the Access Person and/or Covered Person does not have any direct or indirect trade or investment discretion over the securities transactions for the Reportable Account.

If Compliance approves the language in the supporting documentation, the account will be approved by Compliance as a Managed Account. Approved Managed Accounts do not require trade pre-clearance with Compliance, or quarterly transactions reporting. In addition, approved Managed Accounts can be custodied outside the Approved Brokers.

If the language in the supporting documentation does not meet Compliance requirements for Managed Account classification, the Reportable Account will not be treated as a Managed Account for Compliance purposes (e.g., the account will require trade pre-clearance in Reportable Securities and quarterly transaction reporting).

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2.6.5 Employer Sponsored Retirement Plans

Employer Sponsored Retirement Plans must be reported to Compliance as they have the ability to hold Securities. In addition, Access Persons are required to provide Compliance with the available investment options for these accounts in order to determine whether the accounts are Surveillance Required Accounts. Employer Sponsored Retirement Plans require surveillance if the account has the ability to hold Reportable Securities or a publicly traded issuer’s stock fund.

2.6.6 Non-Traditional Reportable Account Types

Accounts at Robo-Advisers

Accounts held at Robo-Advisers are considered Reportable Accounts for Compliance purposes (i.e., Robo-Adviser accounts require reporting to Compliance).

Robo-Adviser accounts that are held at an Approved Robo-Adviser do not require trade pre-clearance with Compliance or quarterly transactions reporting. In addition, Approved Robo-Adviser accounts may be custodied outside the Approved Brokers.

If an Access Person or Covered Person would like to open or maintain an account at a Robo-Adviser that is not an Approved Robo-Adviser, please contact EnterpriseCompliance before opening the account.

Peer-to-Peer (P2P) Lending Accounts

Peer-to-Peer (P2P) Lending accounts (e.g., Lending Club) are considered Reportable Accounts for Compliance purposes (i.e., Peer-to-Peer (P2P) Lending Accounts require reporting to Compliance).

While Peer-to-Peer (P2P) Lending transactions do not require trade pre-clearance with Compliance, these accounts will require quarterly transaction reports, unless otherwise noted by Compliance.

2.6.7 Life Events

Life Events that Result in the Addition of a New Covered Person

If an Access Person has a life event that results in a new Covered Person (e.g., marriage, adoption of a child), that Covered Person’s Reportable Accounts and Reportable Holdings must be reported to within ten (10) calendar days of the life event.

While Reportable Accounts and Reportable Holdings need to be reported to Compliance within ten (10) calendar days of the life event, it is important to note that these Reportable Accounts and Reportable Holdings become subject to the Code (e.g., trade pre-clearance) immediately after the life event occurs.

Life Events that Result in the Removal of a Covered Person

If an Access Person has a life event that results in the removal of a Covered Person from the purview of the Code (e.g., divorce), Compliance should be notified promptly.

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2.7 Personal Trading

2.7.1 Trade Pre-Clearance in Reportable Securities

In accordance with Rule 204A-1(b) of the Advisers Act, the Adviser believes that preclearance of purchases and sales of Reportable Securities in Surveillance Required Accounts is an effective internal control for detecting and preventing potential conflicts of interest between personal trades and transactions on behalf of Clients and monitoring for potential “insider trading” or other improper conduct. Unless otherwise noted, Access Persons and Covered Persons are subject to the Adviser’s policies that govern personal trading.

Therefore, Access Persons must submit and receive trade pre-clearance approval from Compliance before trades in Reportable Securities are executed for their Surveillance Required Accounts. Pre-clearance trade approvals are only valid for the day on which they are provided, and trades must be executed during local market business hours (i.e., no afterhours trading).

Excessive Trading Prohibition

Access Persons and their Covered Persons are permitted:

•	Five (5) combined purchases of non-option Reportable Securities, including but not limited to stocks, ETFs, bonds, and futures per calendar month

And

•	Five (5) combined purchases and sales of options contracts per calendar month [1]

There is no monthly restriction on sell transactions for non-option Reportable Securities, but each sell transaction still requires pre-clearance before execution.

Purchase transactions that occur in identical Reportable Securities, on the same trading day, count as one (1) transaction towards the five (5) purchase transaction limit, even if these transactions are made across multiple Surveillance Required Accounts.

Allotted purchase transactions not executed in one calendar month do not carry over into the next calendar month.

Short Term Trading Prohibition (30 Day Holding Period)

Access Persons and Covered Persons are subject to a thirty (30) calendar day holding period in Reportable Securities (i.e., Access Persons and Covered Persons may not engage in short-term trading).

Short-term trading includes:

•	Buying a Reportable Security and subsequently selling the same Reportable Security within a thirty (30) calendar day period

or

•	Selling a Reportable Security and subsequently buying the same Reportable Security within a thirty (30) calendar day period

If an Access Person or Covered Person receives or assigns equity shares due to an option exercising, those equity shares are subject to a thirty (30) calendar day holding period.

Short Selling

Access Persons and Covered Persons may not engage in any Short Selling.

Access Persons and Covered Persons may not transact in uncovered call or put options. Therefore, an options transaction that results in Short Selling, even if that option is exercised outside an Access Person’s or Covered Person’s discretion, is a violation of the Code.

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Additionally, new Access Persons and Covered Persons should make a good faith effort to close any existing net-short positions in a timely fashion, upon joining the Adviser.

Initial Public Offerings (IPOs)

An Access Person or Covered Person may not acquire any direct or indirect beneficial ownership in any Security in any Initial Public Offering (IPO). An exemption to the foregoing restriction may be granted at the sole discretion of the CCO.

2.7.2 Transfer of Holdings in Reportable Securities

If an Access Person or Covered Person transfers holdings in Reportable Securities between Surveillance Required Accounts that have already been reported to Compliance, no trade pre-clearance is necessary for the transfer.

However, if an Access Person or Covered Person transfers Reportable Securities from a Reportable Account to an account that is not in scope for the Code (e.g., Donor Advised Funds, non-Reportable Accounts), or vice-versa, the transfer of these holdings must be pre-cleared with Compliance.

2.7.3 Employee Stock Purchase Plans (ESPPs)

For Covered Persons who participate in their employer’s Employee Stock Purchase Plan (ESPP), only an initial trade pre-clearance approval is required for contributions to the plan. The initial trade pre-clearance should cover the share equivalent of the Reportable Security being purchased per payroll deduction (using the current prior day’s close of the Reportable Security).

However, if any subsequent changes are made to the plan (e.g., increase or decrease in amount contributed to plan, suspension of contributions), this action must be pre-cleared with Compliance before instructions are given to the plan’s administrator.

2.7.4 Pre-Clearance for Private Investments/Private Placements

Private Investments and Private Placements are considered Reportable Securities and must be pre-cleared with Compliance in accordance with the Outside Activities policy.

2.8 Cryptocurrencies

2.8.1 Reportable Cryptocurrency Accounts

Accounts which transact in Reportable Cryptocurrencies must be disclosed to Compliance.

Accounts which transact in non-reportable Cryptocurrencies do not require reporting at this time.

2.8.2 Initial Accounts and Holdings Report (Upon Hire)

Access Person must submit to Compliance a report of all Reportable Cryptocurrencies and Reportable Cryptocurrency Accounts within ten (10) calendar days of starting employment at the Adviser. Reportable Cryptocurrencies must be current as of a date no more than 45 days prior to the Access Person’s start date at the Adviser.

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2.8.3 Quarterly Transaction Report

Access Person must submit a quarterly Reportable Cryptocurrencies transaction report, within thirty (30) calendar days of quarter end, for Reportable Cryptocurrency Accounts.

If no transactions in Reportable Cryptocurrencies occurred during the previous calendar quarter, this must be expressly confirmed by the Access Person by attesting that the Reportable Cryptocurrency Account did not transact in Reportable Cryptocurrencies during the quarter. The designation of additional cryptocurrencies as Reportable Cryptocurrencies may impact your existing holdings. Access Persons should refer to the Reportable Cryptocurrencies wiki for the most up to date information.

2.8.4 Annual Holdings Report

On an annual basis, each Access Person must submit an annual Reportable Cryptocurrency Accounts and Reportable Cryptocurrency Holdings report to Compliance. This report is comprised of Reportable Cryptocurrency Accounts and Reportable Cryptocurrency Holdings as of September 30 (if September 30 is not a trading day, the last trading day before September 30 will be used). In addition to submission of the annual report, Access Persons will be prompted annually to attest to their Reportable Cryptocurrency Accounts and Reportable Cryptocurrency Holdings by November 15. The designation of additional cryptocurrencies as Reportable Cryptocurrencies may impact your existing holdings. Access Person should refer to the Reportable Cryptocurrencies wiki for the most up to date information.

2.8.5 Opening a New Reportable Cryptocurrency Account

Per the Code, when an Access Person or a Covered Person opens a new Cryptocurrency Account to trade in Reportable Cryptocurrencies, that account must be reported to Compliance within ten (10) calendar days of the account opening date. If an Access Peron or a Covered Person has no intent to trade in Reportable Cryptocurrencies at the time a Cryptocurrency Account is opened, and such account never holds Reportable Cryptocurrencies, the account does not need to be reported.

2.8.6 Reporting a Reportable Cryptocurrency Account Closure

Access Persons should notify Compliance promptly once a Reportable Cryptocurrency Account is closed.

2.8.7 Trade Pre-Clearance in Reportable Cryptocurrencies

Two Sigma’s Code of Ethics/personal trading policies apply to Reportable Cryptocurrencies, which include Initial Coin Offerings (ICO), Cryptocurrency derivatives and Cryptocurrencies on the Reportable Cryptocurrency wiki. These instruments are subject to preclearance, reporting and monthly transaction limits. From time to time, the Advisor may designate additional instruments as Reportable Cryptocurrencies subject to the evolving nature of the Advisor’s business and in response to regulatory developments.

Initial Coin Offerings (ICOs)

Participation in Initial Coin Offerings (ICOs) by Access Persons or Covered Persons requires pre-clearance with Compliance.

Cryptocurrency derivatives

Transactions in Cryptocurrency derivatives (e.g., tokenized stocks, cryptocurrency futures) by Access Persons or their Covered Persons require preclearance with Compliance.

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Code of Ethics

Cryptocurrencies on the Reportable Cryptocurrency wiki

Transactions in Cryptocurrencies on the Reportable Cryptocurrency wiki by Access Persons or their Covered Persons require preclearance with Compliance. Please refer to the Reportable Cryptocurrencies wiki for the most recent list.

Excessive Trading Prohibition

Purchase transactions in Reportable Cryptocurrencies and non-option Reportable Securities count towards the monthly five (5) combined purchase limit. There is no monthly restriction on sell transactions for Reportable Cryptocurrencies, but each sell transaction requires pre-clearance before execution.

Purchase transactions that occur in identical Reportable Cryptocurrencies, on the same trading day, count as one (1) transaction towards the five (5) purchase transaction limit, even if these transactions are made across multiple Reportable Cryptocurrency Accounts. Allotted purchase transactions not executed in one calendar month do not carry over into the next calendar month.

Short Term Trading Prohibition (30 Day Holding Period)

Access Persons and Covered Persons are subject to a thirty (30) calendar day holding period in Reportable Cryptocurrencies (i.e., Access Persons and Covered Persons may not engage in short-term trading).

Short-term trading includes:

•	Buying a Reportable Cryptocurrency and subsequently selling the same Reportable Cryptocurrency within a thirty (30) calendar day period

or

•	Selling a Reportable Cryptocurrency and subsequently buying the same Reportable Cryptocurrency within a thirty (30) calendar day period

1.	Options exercises do not count towards the Excessive Trading Prohibition for options contracts.

Code of Ethics – 15